                 EXCLUSIVE INDEPENDENT REPRESENTATIVE AGREEMENT

        This Agreement is entered into and made effective as of December 1, 1997, by and between Medical Science Systems, Inc., a Texas corporation with its principal offices located in Newport Beach, California, United States ("MSS") and Medicadent, an French corporation with its principal offices located in Paris, France ("REPRESENTATIVE").

                                    RECITALS

        A. MSS has rights to a certain genetic test for evaluating patients for predisposition to periodontal disease, hereinafter referred to as "PST", which MSS desires to have marketed and promoted in France.

        B. Representative has expertise in the marketing and promotion of products in the dental market in France. Representative wishes to act as an independent representative of MSS for the marketing and promotion of PST in France. The parties desire to define in this Agreement the terms and conditions upon which Representative will act as an independent representative of MSS.

        NOW, THEREFORE, MSS and Representative agree as follows:

1.      DEFINITIONS.
        ------------

        1.1 "CONFIDENTIAL INFORMATION" means (a) the design, technology and know-how of PST or of any other service or product of MSS, except insofar as disclosed by normal use of the product; (b) non-public information concerning MSS's financing, financial status, research and development, proposed new services or products, marketing plans and pricing, unless and until publicly announced; and (c) any information designated by MSS as confidential or proprietary in writing. "Confidential Information" will not include information that:

               (i) is in or enters the public domain without breach of this Agreement;

               (ii) MSS customarily provides to others without restriction on disclosure;

               (iii) Representative rightfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or

               (iv) Representative develops independently without access to Confidential Information, which Representative can prove with written evidence.

        1.2 "EFFECTIVE DATE" means the date this Agreement has been executed by both parties or the date this Agreement receives any and all required governmental approvals, whichever is later.

        1.3 "INTELLECTUAL PROPERTY RIGHTS" means patent rights, copyright rights (including, but not limited to, rights in audiovisual works and Moral Rights), trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

        1.4 "LAUNCH DATE" means the earliest date on which Representative first begins the promotion or marketing the use of, or the solicitation of orders for, PST in the Territory, to be no later than October 31, 1998.

        1.5 "MARKS" means MSS's trademarks, tradenames, brand names, service marks, service names, and/or logos, including but not limited to any of the foregoing under which PST is marketed or promoted.

        1.6 "MORAL RIGHTS" means any rights to claim authorship of a work, to object to or prevent the modification of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

        1.7 "PATIENT" means an individual from which a Sample is collected, upon which a Test Administration can be performed.

        1.8 "SAMPLE" means the sample obtained from a Patient using Sample Collection Materials and upon which a Test Administration will be performed.

        1.9 "SAMPLE COLLECTION MATERIALS" means the packaging, clinical materials and accompanying instructions to be used to obtain a Sample from a Patient for delivery to a laboratory upon which a Test Administration can be performed.

        1.10 "TEST ADMINISTRATION" means the performing of the genetic analysis of a PST by a laboratory based upon a Sample gathered from a Patient using Sample Collection Materials.

        1.11 "TERRITORY" means the territory defined in Exhibit A.

2.      APPOINTMENT AS INDEPENDENT REPRESENTATIVE OF MSS.
        -------------------------------------------------

        2.1 APPOINTMENT. MSS hereby appoints Representative, and Representative hereby accepts such appointment, as an independent sales representative of MSS for the limited purposes of promoting and marketing the use of, and soliciting orders for, PST in the Territory. Subject to the right of MSS to promote PST to institutions that may have offices in the Territory as set forth in Section 7.2(b) below, Representative's appointment as an independent sales representative of MSS shall be exclusive in the Territory during the first two
(2) years after the Launch Date, and shall thereafter remain exclusive so long as Representative meets the minimum annual sales goals set pursuant to Section
3.4 below.

        2.2 NO APPOINTMENT OF SUB-REPRESENTATIVES OR DELEGATION OF DUTIES. Representative has no right and agrees not to appoint any sub-representatives or to delegate any of its duties hereunder without the advance written permission of MSS, which MSS may grant or deny in its sole discretion.

        2.3 INDEPENDENT CONTRACTOR. Representative's relationship with MSS during the term of this Agreement will be that of an independent contractor. Representative will not have, and will not represent that it has, any authority to bind MSS, to assume or create any obligation, express or implied, to enter into any agreements, or to make any warranties or representations, on behalf of MSS or in MSS's name other than as expressly authorized herein. Nothing contained herein shall be deemed to create the relationship of franchisor/franchisee, partnership, or joint venture between the parties, and neither Representative nor its employees are, or shall act as, employees of MSS.

        2.4 SOLICITATION OUTSIDE THE TERRITORY. Representative will not solicit customers outside the Territory.

3. REPRESENTATIVE'S OBLIGATIONS.
   -----------------------------

        Representative will be responsible for carrying out the following activities at its own expense:

        3.1 CREATION OF MARKET DEVELOPMENT PLAN. Representative will create, with the participation of MSS, a detailed written market development plan for promotion of PST in the Territory.

        3.2 SALES EFFORTS. Representative will use its best efforts to (i) vigorously and aggressively promote and solicit orders for PST in the Territory and in accordance with the terms and policies of MSS as announced from time to time; (ii) promptly transmit to MSS all inquiries, complaints and other important information that Representative obtains from or with respect to PST or Test Administrations; and (iii) assist customers in placing orders for PST and promptly transmit such orders to MSS for fulfillment.

        3.3 SALES FORCE REQUIREMENT. Representative will provide a sufficient sales force to carry out the Sales Effort in France, with a minimum requirement of 26 sales people located throughout the territory.

        3.4 MARKET DEVELOPMENT ACTIVITIES. Representative will engage in vigorous market development activities in the Territory, including but not limited to continuing education of Clinicians about PST, local advertising, distribution of PST marketing materials, development of thought leaders and early adopters, and conducting studies on PST for sales and marketing purposes.

        3.5 ANNUAL SALES GOALS AND MINIMUMS. Annual sales goals and annual minimum sales requirements for Representative will be set by mutual agreement of the parties at the beginning of each calendar year (or such other time as the parties may agree) for the following two (2) year period. Representative will use its best efforts to meet the annual sales goals and minimums applicable for each annual period during the term of this Agreement.

        3.6 ATTENDANCE AT TRADE SHOWS. Representative will attend and exhibit at meetings, trade shows and exhibitions in the Territory oriented toward local attendees that are relevant to PST.

        3.7 SPECIALIZED STAFF. Representative will maintain sufficient personnel
(i) to serve the demands and needs for PST in the Territory and (ii) otherwise to carry out the obligations and responsibilities of Representative under this Agreement.

        3.8 TECHNICAL CAPABILITY. Representative and its staff will have knowledge of the technical language conventional to PST and similar services in general, and will develop sufficient knowledge of the industry, of PST and of services competitive with PST (including specifications, features and benefits) so as to be able to explain in detail to customers the differences between PST and competitive products.

        3.9 CONDUCT OF BUSINESS. Representative agrees: (i) to conduct its business in a manner that reflects favorably on PST and the good name, goodwill and reputation of MSS; (ii) not to engage in deceptive or unethical practices, including but not limited to disparagement of PST; and (iii) to make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of PST that are inconsistent with the literature distributed by MSS, including all warranties and disclaimers.

        3.10 MARKET INFORMATION. Representative will provide to MSS quarterly forecasts for sales of PST in the Territory. Representative will advise Company promptly concerning any market information that may come to Representative's attention respecting MSS, PST, MSS's market position, or the continued competitiveness of PST, complaints, or claims by customers, or other persons about MSS or PST. Representative will notify MSS in writing promptly of any opportunity for PST development or distribution within the Territory perceived by Representative, and MSS and Representative will discuss all such opportunities.

        3.11 GOVERNMENTAL APPROVAL OF THIS AGREEMENT. If any approval or registration of this Agreement is required to make this Agreement enforceable in the Territory, or to comply with exchange regulations or other requirements to allow remittance abroad of United States dollars hereunder, Representative will immediately take all required action at its expense. MSS will be under no obligation to provide PST to Representative's customers hereunder until Representative has provided MSS with satisfactory evidence that such approval or registration is not required, or that it has been obtained.

        3.12 NO HANDLING OF COMPETITIVE PRODUCTS. Representative agrees that it will not at any time during the term of this Agreement market, promote, sell, or otherwise commercially distribute any product that is competitive with PST.

4. MSS'S OBLIGATIONS.
   ------------------

        MSS will be responsible for carrying out the following activities at its own expense:

        4.1 INTERNATIONAL MARKET DEVELOPMENT ACTIVITIES. MSS will engage in the following international market development activities to help promote PST: conducting international scientific studies of PST (such as data development, clinical testing and validity verification); developing marketing materials for use in the Territory; encouraging persons having international influence to speak about PST (including working with Clinicians in the Territory who have influence across Europe); international advertising; attending and exhibiting at relevant meetings, trade shows and exhibitions oriented toward international or multi-country attendees (including those taking place in the Territory); and supporting Representative's sales efforts with training of Representative's sales personnel, sales tools, and technical support.

        4.2 MARKETING MATERIALS MSS will be responsible for the development and printing of marketing materials and sales tools for the French market. Representative will provide input on changes that will need to be made to the US version of the materials to make them appropriate for the local market. Representative will also provide review of the language translation. The core images and message will remain consistent worldwide.

        4.3 SHIPPING AND HANDLING OF SAMPLES AND SAMPLE COLLECTION MATERIALS; REPORTING RESULTS OF TEST ADMINISTRATIONS. MSS will be solely responsible for shipping Sample Collection Materials to customers who have placed orders for PST, handling of Samples for Test Administrations, and reporting the results of Test Administrations back to Clinicians or other users of PST. Representative may also have a stock of Sample Collection Materials for sampling activities and point of sale opportunities.

        4.4 INVOICING AND COLLECTION. MSS will be solely responsible for invoicing and collection of payments with respect to orders for PST.

        4.5 REGULATORY APPROVAL OF PST. MSS will have responsibility and control of seeking any required regulatory approval or government licenses required to market, promote, sell or use PST in the Territory, and Representative will provide such reasonable assistance to MSS in seeking such approval or licenses as MSS may request from time to time.

        4.6 SELECTION OF BRAND NAMES. MSS will have sole control of the trademarks, trade names, brand names, service marks and/or service names under which PST is marketed and promoted.

5.      PRICING.
        --------

        The current price for a Test Administration to French customers is Two Hundred and Ten U.S. dollars ($210). MSS and Representative will discuss the appropriate price, in French Francs, for PST in the French Market and any future increases or decreases of said price for a Test Administration, provided that MSS shall have the ultimate authority and responsibility for setting and adjusting such price in its sole discretion. The price established will not include promotional pricing plans that the parties may mutually agree to. Subject to the foregoing, MSS reserves the right to, from time to time in its sole discretion, establish, change, alter or amend its prices, discount rates, terms and conditions of sale, warranty, delivery and packaging charges, methods of payment, and any other matters relating to the sale of PST or Test Administrations without thereby incurring any obligation or liability to Representative. MSS shall also have sole authority and responsibility for setting any amounts to be charged for Sample Collection Materials and any associated incidental charges, such as shipping and handling.

6.   ORDER PROCEDURE AND SHIPMENT.
     -----------------------------

        6.1 SCOPE OF AUTHORITY. Representative is granted the authority only to solicit orders for PST for transmittal to MSS. Representative is not authorized to accept orders on behalf of MSS, or to enter into written or oral contracts of any nature on behalf of MSS, nor to negotiate such agreements or contracts.

        6.2 ACCEPTANCE. No order received from Representative or directly from any customer will be considered binding unless and until accepted in writing by MSS or, if no written acceptance is given by MSS, until the order is shipped and then only as to the portion of such order that is actually shipped. Representative has no right, power or authority, express or implied, to accept any order as binding upon MSS, and MSS reserves the absolute right, in its sole discretion, to reject any order placed through Representative.

        6.3 TERMS AND CONDITIONS. The terms and conditions of this Agreement will apply to each order accepted or shipped by MSS or its service center hereunder. The terms of this Agreement will not be amended or changed by the terms of any purchase order, acknowledgment, invoice or similar document, even though MSS or its service center may have signed or accepted such documents. All orders of PST solicited by Representative will be according to MSS's prices, payment terms and other terms and conditions in effect at the time of the order.

        6.4 BILLING. All MSS Products or Services for which orders are accepted by MSS will be shipped and billed by MSS or its service center directly to the customer. All invoice payments will be made directly to MSS or its service center by the customer.

        6.5 DELIVERY AND CANCELLATION OF ORDERS. MSS will use reasonable efforts to meet Representative's or a customer's requested delivery schedules for orders for PST, but MSS reserves the right to refuse, cancel or delay shipment to a customer if the customer (i) fails to make any payment, (ii) fails to meet the credit or financial requirements established by MSS, or (iii) otherwise fails to comply with the terms and conditions of this Agreement. MSS also reserves the right to discontinue the distribution of any versions of PST at any time and to cancel any orders therefor without liability of any kind to Representative or any other person. No cancellation, refusal or delay for any of the reasons set forth above will be deemed a termination or breach of this Agreement by MSS.

        6.6 ALLOCATION OF THE MSS PRODUCTS. Should orders for PST exceed the available inventory, MSS or its service center will allocate its available inventory and make deliveries on a basis MSS or its service center deems equitable, in its sole discretion.

        6.7 PARTIAL SHIPMENTS. MSS or its service center may make partial shipments to customers on account of orders placed through Representative, to be separately invoiced.

7.      REPRESENTATIVE COMMISSIONS.
        ---------------------------

        In consideration of the services of Representative under this Agreement, MSS will pay Representative commissions as set forth below:

        7.1 CRITERIA FOR COMMISSIONS. Representative is eligible to receive commissions only with respect to orders of PST expressly authorized hereunder that MSS or its service center has accepted and that were placed by customers in the Territory. In no case will commissions be paid on orders by customers from whom Representative is not authorized to solicit orders.

        7.2 COMMISSION BASIS. As to orders meeting the criteria of Section 7.1, MSS will pay Representative commissions in accordance with the following terms:

               (a) SALES GENERATED WHOLLY BY REPRESENTATIVE. For orders of PST placed by non-institutional customers in the territory, MSS will pay Representative a commission at the Commission Rates set forth in Exhibit B hereto, calculated as follows

                      Commission = Applicable Commission Rate x Commission Basis

        "COMMISSION BASIS" is defined as the amount invoiced by MSS or MSS's service center for Test Administrations performed and sold solely as a result of the sales efforts of Representative. Commission Basis shall not include any amounts charged for Sample Collection Materials and any associated separately itemized incidental charges, such as shipping and handling of Sample Collection Materials, Samples, or the results of Test Administrations.

               (b) SALES TO INSTITUTIONS. Representative acknowledges that MSS will be promoting use of PST directly to institutions such as managed care organizations, insurance companies, and government healthcare organizations. In the event that such an institution to which MSS has been promoting agrees to cover the cost of, or to mandate the use of, PST for all patients under its care or covered by its policy, then a separate commission schedule will be negotiated with respect to revenue generated from sales to such institutions or reimbursed by such institutions. Sales made to an institution by Representative without any participation by MSS will entitle Representative to commissions at the rates set forth in Section 7.2(a) above.

        7.3 TIMING OF PAYMENT. MSS will report and pay commissions earned by Representative on orders of PST monthly within sixty (60) days after the close of each month, or within thirty (30) days after the close of each month with respect to Test Administrations for which the processing fee is paid by the customer when the Sample is submitted. In the event that MSS is required to bill Patients directly, rather than Clinicians, for Test Administrations, the parties will re-negotiate in good faith the time frames within which commissions will be paid based on the expected payment time frames for Patients.

        7.4 REFUNDS, BAD DEBT AND THE LIKE. No commission will be due to Representative, and any commission paid will be refunded by Representative or offset against other commissions due Representative, with respect to orders of PST in the event that, and to the extent that: (i) the invoices with respect to such orders are uncollectable or otherwise become bad debt; (ii) such orders are rejected or returned in whole or in part, (iii) any portion of the price charged with respect to such orders becomes subject to adjustment or refund or rebate to the customer, or (iv) any portion of the price for such orders must be returned by MSS to the customer in connection with any proceeding, whether voluntary or involuntary, involving such customer under any bankruptcy, insolvency or debtor's relief law. MSS may deduct any commission amounts owed pursuant to this
Section 7.4 by Representative to MSS from any commissions owed by MSS to Representative. Commission adjustments to reflect uncollectable amounts or other bad debts will be reconciled each six (6) months.

8.      REPORTS
        -------

        Within fifteen (15) days of the end of each calendar month, Representative will provide to MSS's Flagstaff offices a written report summarizing, for the month immediately preceding the report, Representative's efforts to promote PST by geographic areas or other categories as MSS may designate from time to time, the number of Sample Collection Materials distributed for evaluation at no charge and to whom such materials were distributed. Representative will promptly notify MSS in writing of any claim or proceeding involving advertisement or distribution of PST within ten (10) days after Representative learns of such claim or proceeding. Representative will report promptly to Company all suspected defects in PST.

9.      CONFIDENTIALITY.
        ----------------

        9.1    OBLIGATIONS.  Representative agrees:

               (i) that it will not disclose to any third party or use, other than as expressly permitted hereunder, any Confidential Information of MSS;

               (ii) that it will not disclose to any third party other than its attorneys, accountants and other professional advisors the terms of this Agreement, except as may be necessary to enforce this Agreement; and

               (ii) that it will take all reasonable measures to maintain the confidentiality and to prevent the unauthorized use of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

        9.2 INJUNCTIVE RELIEF. Representative acknowledges that unauthorized use or disclosure of the Confidential would cause substantial harm to MSS that could not be remedied by the payment of damages alone. Accordingly, Representative agrees that MSS will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Section 9.

10. PROPRIETARY RIGHTS.
    -------------------

        10.1 MSS'S OWNERSHIP. MSS is and will remain the sole and exclusive owner of all Intellectual Property Rights in PST.

        10.2 REPRESENTATIVE'S DUTIES. Representative will use its reasonable efforts to protect MSS's Intellectual Property Rights in PST and will report promptly to MSS any infringement of such rights of which Representative becomes aware.

        10.3 THIRD PARTY INFRINGEMENT. MSS reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in PST.

        10.4   TRADEMARKS.

               (a) If any advertisement or other marketing material used by Representative makes any statement as to the technical features or capabilities of PST beyond the information provided to Representative by MSS, Representative will first obtain the written approval of MSS prior to publishing such advertisement or material.

               (b) Subject to the terms and conditions of this Agreement, MSS grants Representative a non-exclusive, non-transferable license for the term of this Agreement to use in Representative's marketing of PST only those Marks of MSS that MSS has approved for use on or in conjunction with the marketing, promotion and sale of PST, provided that such use is in accordance with MSS's trademark usage guidelines then in effect. Such use must reference such Marks as being owned by MSS. Nothing in this Agreement grants Representative ownership or any rights in or to use any Marks, except in accordance with this license. The rights granted to Representative in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, Representative will no longer make any use of any Marks. Representative has paid no consideration for the use of MSS's Marks and Representative agrees that it will not at any time (i) claim any interest in any of MSS's Marks; (ii) register, seek to register, or cause to be registered any of MSS's Marks, other than in MSS's name and at MSS's specific request; or (iii) adopt and use any trademark, tradename, brand name, service mark, service name, and/or logo that might be confusingly similar to MSS's trademarks, tradenames, brand names, service marks, service names or logos. Representative will assist MSS, if requested and at MSS's expense, to register MSS's trademarks in MSS's name in the Territory.

11.     WARRANTY.
        ---------

        11.1 POWER AND AUTHORITY. MSS warrants to Representative that it has sufficient right and authority to grant to Representative all rights that MSS grants under this Agreement.

        11.2 DISCLAIMER OF OTHER WARRANTIES. THE WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, AND MSS EXPRESSLY DISCLAIMS ALL SUCH OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. MSS DOES NOT MAKE ANY WARRANTIES TO REPRESENTATIVE WITH RESPECT TO PST OR ANY OTHER PRODUCT OR SERVICE OF MSS OR ITS SERVICE CENTERS.

12.     INDEMNITIES.
        ------------

        12.1 DISTRIBUTION INDEMNITY. Subject to the terms of Section 12.2, Representative agrees to indemnify MSS against any third party claims against MSS for loss, damage, liability, or expense (including but not limited to attorneys' fees) arising out of any acts or omissions of Representative in connection with its activities under this Agreement.

        12.2   INFRINGEMENT INDEMNITY.

               (a)    DUTY TO INDEMNIFY AND DEFEND.

                      (i) Subject to the limitations set forth in Section 13, MSS will indemnify Representative against, and will defend or settle at MSS's own expense, any action or other proceeding brought against Representative to the extent that it is based on a claim that the use of PST as delivered under this Agreement infringes any copyright, misappropriates any trade secret, or infringes any patent.

                     (ii) Subject to the limitations set forth in Section 13, MSS will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against Representative in any such action or proceeding to the extent attributable to any such claim.

                    (iii) MSS will have no obligation under this Section as to any action, proceeding, or claim unless: (A) MSS is notified of it promptly; (B) MSS has sole control of its defense and settlement; and (C) Representative provides MSS with reasonable assistance in its defense and settlement.

               (c) SOLE REMEDY. THE FOREGOING ARE MSS's SOLE AND EXCLUSIVE OBLIGATIONS, AND REPRESENTATIVE'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

               (d) EXCLUSIONS. MSS will have no obligations under this Section
12.2 with respect to infringement or misappropriation to the extent arising from
(i) modifications to PST that were not authorized by MSS, (ii) PST specifications requested by Representative, or (iii) the use of PST in combination with products or processes not provided by MSS.

13. LIMITATIONS OF LIABILITY.
    -------------------------

        13.1 TOTAL LIABILITY. MSS'S TOTAL CUMULATIVE LIABILITY TO REPRESENTATIVE UNDER THIS AGREEMENT FROM ALL CAUSES OF ACTION OF ANY KIND WILL BE LIMITED TO THE TOTAL PAYMENTS RECEIVED BY MSS, NET OF COMMISSIONS PAID TO REPRESENTATIVE HEREUNDER, FROM SALES OF PST IN THE TERRITORY RESULTING FROM THE EFFORTS OF REPRESENTATIVE DURING THE TWENTY-FOUR (24) MONTHS PRECEDING ANY FINAL ADJUDICATION THAT FIRST RESULTS IN LIABILITY ON THE PART OF MSS TO REPRESENTATIVE.


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


        13.2 EXCLUSION OF DAMAGES. IN NO EVENT WILL MSS BE LIABLE TO REPRESENTATIVE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT MSS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        13.3 FAILURE OF ESSENTIAL PURPOSE. The parties have agreed that the limitations and exclusions of liability specified in this Section 13 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

        13.4 BASIS OF THE BARGAIN. Representative acknowledges that MSS has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties.

14. TERM AND TERMINATION.
    ---------------------

        14.1 TERM. The term of this Agreement will begin on the Effective Date and will continue for five (5) years from the Launch Date unless it is terminated earlier in accordance with the provisions hereof. Thereafter, this Agreement will automatically be renewed for additional one year periods unless either party notifies the other in writing of its election not to renew this Agreement at least six (6) months in advance of the automatic renewal date. Each party acknowledges that the other is not under any obligation to renew this Agreement.

        14.2 EVENTS OF TERMINATION FOR CAUSE. Either party will have the right to terminate this Agreement if:

               (a) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice, PROVIDED, HOWEVER, that MSS shall have no right to terminate this Agreement based solely on failure by Representative to meet its annual minimum sales requirements under Section 3.4 during the first two (2) years after the Launch Date;

               (b) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or

               (c) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

        14.3 TERMINATION BY MSS FOR FAILURE TO MEET MINIMUM SALES. Except during the first two (2) years after the Launch Date, MSS may terminate this Agreement upon six (6) months written notice to Representative in the event that Representative fails to meet any applicable annual minimum sales requirements set pursuant to Section 3.4 above.

        14.4 TERMINATION UPON ELECTION OF REPRESENTATIVE. Representative may terminate this Agreement for any reason at its sole discretion, effective at any time after the first two (2) years after the Launch Date, by giving MSS at least one (1) year's advance written notice of such termination.

        14.5 COMMISSION RIGHTS ON TERMINATION. Upon termination of this Agreement, Representative will be entitled to commissions on orders for PST that satisfy the requirements of this Agreement only if such orders are placed for shipment and are accepted by MSS prior to the effective date of termination and only if such orders are shipped within sixty (60) days after such termination date. Notwithstanding the foregoing, if this Agreement is terminated for cause by MSS, Representative shall be entitled only to commissions for orders accepted by MSS and shipped prior to the effective date of termination.

        14.6   EFFECT OF TERMINATION.

               Upon termination or expiration of this Agreement: (i) Representative will immediately return to MSS all Sample Collection Materials and all copies of Confidential Information in its possession or control, and an officer of Representative will certify to MSS in writing that Representative has done so; (ii) Representative will immediately cease to use any MSS Mark; (iii) Representative will immediately return all marketing material provided to Representative by MSS; and (iv) Representative will immediately refund to MSS any excess commissions due back to MSS pursuant to the provisions of Section 7.

        14.7 NO DAMAGES FOR TERMINATION. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. REPRESENTATIVE WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Without limiting the generality of the preceding sentence, neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either party or for any other reason whatsoever based upon or growing out of such termination or expiration.


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


        14.8 NONEXCLUSIVE REMEDY. Except as otherwise provided in this Agreement, the exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

        14.9 SURVIVAL. The rights and obligations of the parties contained in Sections 9 (Confidentiality), 10 (Proprietary Rights), 13 (Limitations of Liability), and 14.6 (Effect of Termination) will survive the termination or expiration of this Agreement.

15. COMPLIANCE WITH LAW.
    --------------------

        15.1 GENERAL COMPLIANCE. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

        15.2 U.S. EXPORT CONTROLS. This Agreement is subject to and conditioned upon compliance with the U.S. Export Administration Act and the applicable regulations thereunder (collectively, the "U.S. EXPORT LAWS"), as well as any other laws of the U.S. affecting the export of technology. Representative agrees to comply fully with the U.S. Export Laws and to provide MSS with such documentation, assurances and access to records as may be required to obtain licenses under the U.S. Export Laws. Representative certifies that neither the MSS Products, the technical data relating to the MSS Products, nor any direct product of the MSS Products: (a) are intended to be used for any purposes prohibited by the U.S. Export Laws, including but not limited to nuclear proliferation; nor (b) are intended to be shipped or exported either directly or indirectly to any country to which the U.S. has prohibited shipment.

16.     ARBITRATION
        -----------

        16.1 AGREEMENT TO SUBMIT. Except as provided below, the parties agree to submit disputes between them relating to this Agreement and its formation, breach, performance, interpretation and application, to arbitration as follows.

        16.2 PROCEDURE. Arbitration will be in London, England under the Arbitration Rules of the United Nations Commission on International Trade Law ("UNCITRAL"). Within thirty (30) days after either party receives a demand for arbitration by the other, the parties will agree on a single arbitrator who will have knowledge of and experience in dealing with the biotechnology industry and/or products similar to that of PST. In the event that the parties cannot agree, UNCITRAL will appoint an arbitrator in accordance with its rules, which arbitrator will have knowledge of and experience in dealing with the biotechnology industry and/or products similar to that of PST. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed, and an award will be rendered in writing, within forty-five (45) days after commencement of the hearing. All evidence will be presented to the arbitrator, and the arbitration will be conducted, in the English language. The award rendered in arbitration will be final and binding and may be enforced in any court of competent jurisdiction. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter.

        16.3 DISCOVERY AND EVIDENCE. Either party will have the right to discovery of evidence, but by the following methods only: requests for production of documents and depositions of no more than five (5) individuals. The arbitrator will supervise discovery and may, at the request of either party, limit discovery by the other or award payment of the costs and expenses of discovery (including reasonable attorneys' fees) to the requesting party for good cause shown. All discovery will be completed, and the arbitration hearing will commence, within ninety (90) days after appointment of the arbitrator, and the arbitrator will enforce this requirement strictly. Subject to the foregoing, discovery matters will be governed by the Federal Rules of Civil Procedure as applicable to civil actions in the United States District Courts.

        16.4 EVIDENCE. Each party agrees to supply to the arbitrator in accordance with a timetable to be established by the arbitrator such materials as the arbitrator may reasonably require in order to render a decision. Each party shall supply to the other party hereto copies of any and all materials which are supplied to the arbitrator concurrently with delivery of such materials to the arbitrator. In addition, each party shall supply to the other party at least ten (10) business days prior to the commencement of any hearing in the arbitration copies of any and all documents which such party intends to introduce or upon which such party intends to rely in connection with such hearing, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such hearing. Additional documents or witnesses may be introduced only if the arbitrator determines that good cause has been shown. Each party shall also have the right to submit written briefs to the arbitrator in accordance with a timetable to be established by the arbitrator. All testimony of witnesses at any arbitration proceeding held pursuant to these provisions shall be taken under oath. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contain confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrator shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

        16.5 BURDEN OF PROOF. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding in the federal district courts of the State of California.

        16.6 PAYMENT OF COSTS. Each party hereby agrees to pay one-half of the compensation to be paid to the arbitrator in any arbitration under this Section 16 and one-half of the costs of transcripts and other expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration proceeding as determined by the arbitrator shall be entitled to an award of its direct costs and reasonable expenses of attorneys, accountants and other professionals incurred in connection with the proceeding (but not including reimbursement of the compensation paid by such party to the arbitrator), to be paid by the losing party. In the event of a dispute as to whether a party qualifies as a prevailing party under this Section 16.6, the arbitrator shall resolve such dispute and may apportion such costs, fees and expenses between the parties as the arbitrator deems just and equitable.

        16.7 ATTORNEYS' FEES IN RELATED ACTIONS. In the event of any legal action relating to the arbitration, including any action to stay the arbitration, to vacate, modify or correct any award or otherwise, the prevailing party in the action as determined by the court will be entitled to recover from the other its court costs and reasonable fees and expenses of attorneys, accountants and other professionals incurred in connection with the action, including such costs, fees and expenses upon appeal.

        16.8 EXCEPTIONS. Neither party will be required to arbitrate any dispute relating to actual or threatened: (a) unauthorized disclosure of Confidential Information or (b) violation of MSS's Intellectual Property Rights. Either party will be entitled to have injunctive, preliminary or other equitable relief, in addition to damages, including reasonable attorneys' fees and costs, to remedy any actual or threatened violation of its rights with respect to which arbitration is not required hereunder.

17.     GENERAL.
        --------

        17.1 ASSIGNMENT. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Representative may not assign this Agreement, in whole or in part, without MSS's written consent. Any attempt to assign this Agreement without such consent will be null and void.

        17.2 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California, U.S.A., without regard to or application of choice of law rules or principles, and excluding the Convention on Contracts for the International Sale of Goods (CISG).

        17.3 SEVERABILITY. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

        17.4 FORCE MAJEURE. Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "FORCE MAJEURE"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.

        17.5 NOTICES. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either party to the other in accordance with this section.

        17.6 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

        17.7 WAIVER. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

        17.8 ENTIRE AGREEMENT. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

        17.9 CHOICE OF LANGUAGE. The original of this Agreement has been written in English, which shall be the controlling version for purposes of interpretation and enforcement of this Agreement. Representative waives any right it may have under the law of Representative's Territory or otherwise to have this Agreement written in any language other than English.

        17.10 PRESS RELEASE. The parties agree to issue a mutually agreeable joint press release with respect to this Agreement. Each party agrees that it will not issue a press release with respect to this Agreement until such joint press release has first been issued.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly-authorized representatives set forth below as of the Effective Date.

MEDICAL SCIENCE SYSTEMS, INC.            MEDICADENT

By:___________________________________   By:____________________________________
Printed Name: Paul J. White___________   Printed Name: Pierre Dudognon__________
Title: President and CEO______________   Title: ________________________________
Date of Signature: ___________________   Date of Signature: ____________________
Facsimile: 1-714-440-9731_____________   Facsimile: 011-33-1-41066465___________


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


                                    EXHIBIT B

                                COMMISSION RATES
                                ----------------

                                 BASE COMMISSION
                                 ---------------

25% of amounts invoiced for Test Administrations conducted for the first $1,500,000 of cumulative test revenue.

22% of amounts invoiced for Test Administrations conducted for cumulative test revenue from $1,500,000 to $4,000,000.

20% of amounts invoiced for Test Administrations conducted for cumulative test revenue from $4,000,000 to $6,000,000.

18% of amounts invoiced for Test Administrations conducted for cumulative test revenue over $6,000,000 through the end of the term of the agreement.

                              INCENTIVE COMMISSION
                              --------------------

An additional 2%will be paid in each year for meeting or exceeding the sales goals set forth in paragraph 3.4.


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



                                    EXHIBIT A

                                    TERRITORY
                                    ---------

French Dental Market to include general dental practitioners and practitioners of all dental specialties ( e.g. periodontics, endodontics, orthodontics, pedodontics, oral surgery).



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